Exhibit 99.1

MPLX LP Announces Agreement to Acquire Andeavor Logistics LP

•	MPLX to acquire ANDX in a unit-for-unit transaction at a 1.07x blended exchange ratio representing a 1% premium to market[1]

•	Combination immediately accretive to distributable cash flow for public MPLX and ANDX unitholders[2]

•	Creates a leading, large-scale, diversified midstream company anchored by fee-based cash flows with an expanded geographic footprint and enhanced long-term growth opportunities

•	Near-term focus on capital efficiency and optimization across the portfolio

FINDLAY, Ohio, May 8, 2019 – Marathon Petroleum Corporation (NYSE: MPC), MPLX LP (NYSE: MPLX), and Andeavor Logistics LP (NYSE: ANDX) today announced that the two midstream companies have entered into a definitive merger agreement whereby MPLX will acquire ANDX in a unit-for-unit transaction at a blended exchange ratio of 1.07x. This represents an equity value of approximately $9 billion and an enterprise value of $14 billion for the acquired entity. The transaction has been unanimously approved by MPLX’s and ANDX’s respective Conflicts Committees and both Boards of Directors. Subject to the satisfaction of customary closing conditions and receipt of regulatory approvals, the transaction is expected to close in the second half of 2019.

Under the terms of the merger agreement, ANDX public unitholders will receive 1.135x MPLX common units for each ANDX common unit held, representing a premium of 7.3%, and MPC will receive 1.0328x MPLX common units for each ANDX common unit held, representing a 2.4% discount. The blended exchange ratio of 1.07x represents a 1% premium to market1.

“This transaction simplifies our MLPs into a single listed entity and creates a leading, large-scale, diversified midstream company anchored by fee-based cash flows,” said Gary R. Heminger, chairman and chief executive officer. “This transaction is projected to be immediately accretive to MPLX unitholders on distributable cash flow, demonstrating MPC’s commitment to positioning its midstream business for long-term success. The combined entity will have an expanded geographic footprint which we believe enhances our long-term growth opportunities and the sustainable cash flow profile of the business. We are confident about the midstream growth and value-creation opportunities that exist across this combined platform in the best basins in the U.S.”

[1]	Based on May 2, 2019 closing prices
[2]	Based on projections as of announcement

Mike Hennigan will remain President of the combined entity and lead all midstream activities.

Strategic Rationale

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Enhances prospects for full midstream value-chain capture: This combination enhances commercial opportunities building on MPLX’s strong footprint in the Marcellus and deepening the presence in the Permian. MPLX’s focus will continue to be providing services with stable, fee-based cash flows, expanding export capabilities, and leveraging existing assets for third-party business.

•

Creates opportunities to high-grade and enhance returns on project backlog: The broader footprint enhances the ability to combine commercial efforts and selectively deploy capital towards the highest return projects with strategic importance.

•

Improves financial profile: MPLX is committed to self-funding the equity portion of its capital investments and enhancing distribution coverage throughout 2019 and 2020. The company remains committed to maintaining its investment grade credit profile and views its increased size, scale, and diversification of fee-based cash flows as credit enhancing attributes.

Approvals and Timing

The transaction has been unanimously approved by MPLX’s and ANDX’s respective Conflicts Committees and both Boards of Directors. As part of the transaction, ANDX’s General Partner and an MPC subsidiary, together representing approximately 64% of ANDX’s common units, have entered into a support agreement pursuant to which those entities have agreed to deliver written consents approving the transaction. ANDX expects to maintain its current distribution level through close. The transaction is expected to close in the second half of 2019, subject to customary closing conditions.

Investor Presentation, Conference Call, Webcast

MPLX and ANDX will hold a conference call and webcast at 8:30 a.m. EDT today to discuss the transaction. Interested parties may listen to the conference call by dialing 1-888-455-2707 (confirmation number 2634753) or by visiting MPLX’s website at http://www.mplx.com and clicking on the “Events and Presentations” link in the “Investor Center” tab or ANDX’s website at http://www.andeavorlogistics.com and clicking on the “Events and Presentations” link in the “Investor” tab. A replay of the webcast will be available on MPLX’s and ANDX’s websites for two weeks. An investor presentation will also be available online prior to the conference call and webcast at http://ir.mplx.com and http://ir.andeavorlogistics.com.

MPLX and ANDX First-Quarter 2019 Earnings Announcements

MPLX and ANDX also issued their respective first-quarter 2019 financial results this morning. Management will be available to answer questions about the earnings releases on today’s conference call. MPLX’s and ANDX’s previously announced first-quarter 2019 earnings conference calls and webcasts, which had been scheduled for Wednesday, May 8, at 11 a.m. EDT and 1 p.m EDT, respectively, have been canceled.

Advisors

In connection with the transaction, Barclays acted as an exclusive financial advisor and Jones Day acted as legal advisor to MPC, Jefferies LLC acted as financial advisor and Latham & Watkins LLP acted as legal advisor to the Conflicts Committee of MPLX, and Goldman, Sachs & Co. LLC acted as exclusive financial advisor and Sidley Austin LLP acted as legal advisor to the Conflicts Committee of ANDX.

About Marathon Petroleum Corporation

Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system with more than 3.0 million barrels per day of crude oil capacity across sixteen refineries. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interests in two midstream companies, MPLX LP and Andeavor Logistics LP, which own and operate gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services. MPLX’s assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

About Andeavor Logistics LP

Andeavor Logistics LP is a fee-based, full-service, diversified midstream logistics company, with integrated assets across the western and mid-continent regions of the United States. Andeavor Logistics operates through three business segments: Terminalling and Transportation, Gathering and Processing and Wholesale. The Terminalling and Transportation segment consists of marine terminals, refined product truck terminals, rail terminals, dedicated storage facilities and transportation pipelines. The Gathering and Processing segment consists of crude oil gathering systems and pipelines as well as natural gas gathering pipelines, processing facilities and fractionation facilities. The Wholesale segment consists of a fee-based fuel wholesale business. Andeavor Logistics is a Delaware limited partnership headquartered in Findlay, Ohio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (MPLX) and Andeavor Logistics LP (ANDX). These forward-looking statements relate to, among other things, the proposed acquisition of ANDX by MPLX and include expectations, estimates and projections concerning the business and operations, financial priorities and strategic plans of the combined entity. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX’s or ANDX’s actual results to differ materially from those implied in the forward-looking statements include: the ability to complete the proposed transaction between MPLX and ANDX on the proposed terms and timetable; the ability to satisfy various conditions to the closing of the transaction contemplated by the merger agreement; the ability to obtain regulatory approvals for the proposed transaction on the proposed terms and schedule, and any conditions imposed on the combined entity in connection with the consummation of the proposed transaction; the risk that anticipated opportunities and any other synergies from or anticipated benefits of the proposed transaction may not be fully realized or may take longer to realize than expected, including whether the proposed transaction will be accretive within the expected timeframe or at all; disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MPLX or ANDX; the amount and timing of future distributions; negative capital market conditions, including an increase of the current yield on common units; the ability to achieve strategic and financial objectives, including with respect to distribution coverage, future distribution levels, proposed projects and completed transactions; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute business plans, growth strategies and self-funding models; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects and planned investments, and the ability to obtain regulatory and other approvals with respect thereto; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of Marathon Petroleum Corporation’s (MPC) obligations under MPLX’s and ANDX’s commercial agreements; modifications to financial policies, capital budgets, and earnings and distributions; the ability to manage disruptions in credit markets or changes to credit ratings; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; other risk factors inherent to MPLX’s and ANDX’s industry; risks related to MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s and ANDX’s respective Annual Reports on Form 10-K for the year ended Dec. 31, 2018, filed with Securities and Exchange Commission (SEC).

Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks as set forth above related to the acquisition of ANDX by MPLX; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of any common stock repurchases; the adequacy of capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute business plans and to effect any share repurchases or dividend increases, including within the expected timeframe; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX or ANDX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the SEC.

We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our respective management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Additional Information and Where to Find It

In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE CONSENT STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final consent statement/prospectus will be sent to unitholders of ANDX. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from ANDX at its website, http://ir.andeavorlogistics.com, or by contacting ANDX’s Investor Relations at (419) 421-2414, or from MPLX at its website, http://ir.mplx.com, or by contacting MPLX’s Investor Relations at (419) 421-2414.

Participants in Solicitation

MPLX, ANDX, MPC and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of consents in respect of the proposed transaction. Information concerning MPLX’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed Feb. 28, 2019. Information concerning ANDX’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed Feb. 28, 2019. Information concerning MPC’s executive officers is set forth in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed Feb. 28, 2019. Information about MPC’s directors is set forth in MPC’s Definitive Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on March 14, 2019. Investors and security holders will be able to obtain the documents free of charge from the sources indicated above, and with respect to MPC, from its website, https//:www.marathonpetroleum.com/Investors, or by contacting MPC’s Investor Relations at (419) 421-2414. Additional information regarding the interests of such participants in the solicitation of consents in respect of the proposed transaction will be included in the registration statement and consent statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Investor Relations Contacts:

Kristina Kazarian – Vice President, Investor Relations	(419) 421-2071
Doug Wendt – Manager, Investor Relations	(419) 421-2423
Evan Barbosa – Manager, Investor Relations	(419) 421-2539
Jim Clarke – Manager, Investor Relations	(419) 421-4165

Media Contacts:

Chuck Rice – Director, Communications and Corporate Affairs	(419) 421-2521